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AMERON INTERNATIONAL CORPORATION (Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P., BARINGTON COMPANIES ADVISORS, LLC, BARINGTON CAPITAL GROUP, L.P., LNA CAPITAL CORP. AND JAMES A. MITAROTONDA

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February 28, 2011

Dear Fellow Stockholder:

IT’S TIME FOR A CHANGE AT AMERON!

We are the Barington Group and, as significant stockholders of Ameron International Corporation, we are convinced that the Company’s vast value potential is not being realized.  We also lack confidence in the commitment of the Ameron Board to protect stockholder interests.  We are therefore writing to request your support for the election to the Ameron Board of our highly qualified director nominee – James A. Mitarotonda – who is committed to improving shareholder value and protecting the interests of all stockholders of the Company.

If you share our belief that stockholders need to have an independent voice to represent them in the Ameron boardroom, please vote the enclosed WHITE proxy card to elect our director nominee at the 2011 Annual Meeting which is scheduled to be held on March 30, 2011.

WE BELIEVE AMERON’S VAST VALUE POTENTIAL IS NOT BEING REALIZED

We are disappointed with Ameron’s financial and share price performance and believe that James S. Marlen, the Company’s Chairman, President and Chief Executive Officer, has failed to maximize shareholder value for the Company’s stockholders.  Given Ameron’s long list of positive attributes – including a healthy balance sheet, valuable joint ventures, attractive end markets and leading market positions for its businesses – we believe that if the Company was better managed and was more transparent to investors, Ameron’s stock could easily be trading well above $100 a share.

As further described in our proxy statement enclosed with this letter, Ameron’s stock price has underperformed its peer group and the market as a whole for the past one, two and three-year periods.  Furthermore, with the exception of the Company’s core Fiberglass-Composite Pipe Group, the earnings and profitability of each of the Company’s divisions that Mr. Marlen has managed have decreased over his 16½ year tenure as CEO.

D.A. Davidson & Co. analyst Brent Thielman recently noted in his January 31, 2011 research report on Ameron that the Company trades at a significant discount to the implied value for its shares.  Based on his analysis, the Company’s stock is worth $109 a share.

It is our belief that the Ameron Board must be held responsible for the failure of the Company’s management team to realize this value potential.  In March 2010, the Board had the opportunity to hire a new CEO but instead extended Mr. Marlen’s employment agreement for another two years.  While the Company announced in a press release on March 22, 2010 that the Board intends to begin a search for a new CEO in “early 2011,” we lack confidence in the Board’s commitment to promptly replace Mr. Marlen and are convinced that the Board will have failed to have identified a successor to Mr. Marlen by the date of the 2011 Annual Meeting.

We also believe that the Ameron Board should be held responsible for failing to direct Mr. Marlen’s management team to improve the Company’s transparency and communication with the investment community.  Unlike most of its peers, Ameron does not conduct quarterly or annual earnings conference calls or participate in investor conferences.  The Company also has not disclosed its strategic plan to investors.  As a result, only one research analyst follows the Company (Brent Thielman of D.A. Davidson & Co.) and the ability of stockholders and analysts to ask questions of management and understand Ameron’s value potential is more limited than at other, more transparent, companies.

If elected to the Board, our nominee would strongly recommend that the Company address these concerns by publicly disclosing its strategic plan, beginning to hold investor conference calls and taking other steps to augment the visibility of Ameron’s value potential. Our nominee will also work to ensure that a new, highly qualified CEO with exceptional integrity and proven managerial experience is promptly identified and that stockholder concerns, including with respect to the structuring of CEO compensation, are addressed in the hiring process.

WE LACK CONFIDENCE IN THE COMMITMENT OF

THE AMERON BOARD TO PROTECT STOCKHOLDER INTERESTS

We believe that the Ameron Board has failed to adequately protect stockholder interests.  As is described in more detail in our proxy statement, based on our assessment of the Board’s record in the area of CEO compensation, corporate governance and related party transactions, it appears to us that the Company’s directors have been more concerned with protecting the interests of Mr. Marlen than protecting the interests of Ameron’s stockholders.

We Believe that Ameron’s Executive Compensation has been Excessive

The Ameron Board has a history of paying Mr. Marlen what we believe to be unjustifiably high executive compensation.  Since Mr. Marlen has become CEO, the Ameron Board has paid him over $70 million in total compensation.  In our opinion, Mr. Marlen’s compensation has not only been excessive in absolute terms, it has also consumed an exceedingly high percentage of the Company’s earnings.

For example, from 2004 through 2009, the Board paid Mr. Marlen approximately 12.2% of the Company’s cumulative earnings before interest and taxes (EBIT), which is, in our opinion, an astonishingly high percentage of Ameron’s earnings for the Board to pay to the CEO.  In contrast, the average cumulative compensation paid to the peer group that the Ameron Board utilizes for compensation purposes was only approximately 1.6% of the peer group’s average cumulative EBIT.

In light of this and other concerns with respect to Ameron’s executive compensation practices that are discussed in our proxy statement, it is not surprising to us that the Company received a “D” grade in the area of pay-for-performance from Glass Lewis & Co. in its 2010 proxy report and that RiskMetrics’ ISS Governance Services stated in its March 15, 2010 proxy report for Ameron that there is a “pay-for-performance disconnect at the company.”  David Davenport, who has been nominated by the Ameron Board for reelection at the Annual Meeting, serves on the Board’s Compensation Committee and, in our opinion, must take responsibility for the Company’s record in the area of CEO compensation.

We Believe that Ameron’s Corporate Governance

Demonstrates a Disregard for Stockholder Interests

We believe that Ameron has an extremely poor corporate governance profile which facilitates the entrenchment of the Board and demonstrates a disregard for stockholder interests.  Among other things, the Company has a staggered board of directors, the absence of a majority voting Bylaw provision, a prohibition on the ability of stockholders to call a special meeting or act by written consent and an 80% supermajority voting requirement for stockholders to amend the Bylaws or approve certain types of business combinations.

It is also our belief that the lack of an independent Chairman and a stockholder-focused Board has left the Company susceptible to egregious executive compensation practices as well as related party transactions such as the employment of all three of Mr. Marlen’s sons by the Company or one of its joint venture partners without the knowledge of stockholders.  If elected, our nominee would aggressively work to improve the corporate governance of the Company to help align executive and stockholder interests and ensure that stockholder concerns are addressed in the boardroom.

IT SEEMS TO US THAT ACTION IS ONLY TAKEN

AT AMERON IN RESPONSE TO STOCKHOLDER PRESSURE

Over the past year, the Ameron Board has taken a number of steps that we have recommended to improve shareholder value and corporate governance at the Company.  These have included:

o

the establishment of a minimum stock ownership policy for its directors and executive officers in June 2010 (although the policy approved by the Board provides Mr. Marlen, who is slated to retire in 2012, with five years to satisfy the Company’s new minimum stock ownership requirements);

o

the amendment of the Company’s Bylaws in August 2010 to provide for the appointment of an independent Chairman (although the amendment passed by the Board will not take effect until after the retirement of Mr. Marlen in March 2012).  A similar amendment, which the Board opposed, was on the ballot last year and received the support of over 67% of the shares voting at the meeting;

o

the sale of TAMCO and the implementation of $50 million share buyback program in October 2010; and

o

the establishment of a new “peer group” composed of companies with revenues closer to that of the Company for use by the Compensation Committee for establishing executive compensation for the fiscal year ending November 30, 2011.  (Unfortunately, the new peer group was not used by the Compensation Committee for purposes of establishing Mr. Marlen’s 2010 compensation.)

It is our belief that most, if not all, of the foregoing actions would not have been taken in the absence of stockholder pressure.  Ask yourself: do you trust the Ameron directors to continue to take action to protect stockholder interests without a stockholder representative on the Board?

TO PROTECT YOUR INVESTMENT, PLEASE SIGN, DATE

AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY!

We urge you to support our efforts to elect James A. Mitarotonda at the Annual Meeting in order to establish an independent voice for stockholders in the Ameron boardroom.  As a significant stockholder of the Company, our interests are clearly aligned with yours.  Mr. Mitarotonda is an experienced director who has represented stockholder interests on the boards of ten publicly-traded companies.  Mr. Mitarotonda is also the Chairman and CEO of Barington Capital Group, L.P., an investment firm that has been assisting undervalued publicly-traded companies improve their operations, profitability and corporate governance since January 2000.

Please act now to protect the value of your and our investment in the Company!

Thank you for your support,

THE BARINGTON GROUP

Please sign, date and return the enclosed WHITE proxy card today in the postage-paid envelope provided.

For additional information and updates leading up to the 2011 Annual Meeting, please visit our website at www.ourmaterials.com/ameron.  If you have any questions or require assistance voting your WHITE proxy card, please contact:

105 Madison Avenue New York, New York 10016 Call Toll-Free: (800) 322-2885 Call Collect: (212) 929-5500 Email: proxy@mackenziepartners.com

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The Barington Group has filed a definitive proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) on February 25, 2011 to be used to solicit votes for the election of its nominee at the 2011 Annual Meeting of Stockholders of Ameron International Corporation, a Delaware corporation.

THE BARINGTON GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF AMERON TO READ THE DEFINITIVE PROXY STATEMENT WHICH CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION AND THEIR DIRECT OR INDIRECT INTERESTS. SUCH PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. STOCKHOLDERS MAY ALSO OBTAIN A COPY OF THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, WITHOUT CHARGE, AT HTTP://WWW.OURMATERIALS.COM/AMERON OR BY CONTACTING BARINGTON’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885 OR AT PROXY@MACKENZIEPARTNERS.COM.

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